Dennis E. Valentine Chief Financial Officer Phone: 760-602-3292	The Investor Relations Group Kathryn McNeil/Dian Griesel, Ph.D. Media: Andrea Faville Phone: 212-825-3210

JMAR INKS DEALS AUGMENTING BIOSENTRY ™ CORE TECHNOLOGY

•	JMAR extends purchase agreement with The LXT Group

•	Separate agreements with PointSource Technologies and NASA consolidate microorganism detection technology for BioSentry ™ product line

San Diego, CA – January 13, 2004 – JMAR Technologies, Inc. (NASDAQ: JMAR) has extended the closing of its agreement to purchase assets of The LXT Group and has finalized two license agreements that collectively serve to secure and enhance the available microorganism monitoring technology and equipment for BioSentry ™, a real-time, online system for monitoring water supplies.

JMAR has deferred the closing of its previously announced purchase agreement with The LXT Group as the parties discuss certain modifications to that agreement. The purchase agreement provides for the purchase of LXT’s assets, including all Intellectual Property (IP) rights related to LXT’s prior development of the BioSentry product. Greg Quist and David Drake of LXT teamed with JMAR during the past nine months to develop the BioSentry and were also key contributors to development of microorganism detection systems at PointSource Technologies (PST).

JMAR and PointSource have agreed to consolidate the pioneering work of PST with the recent advances from the JMAR/LXT team to create a comprehensive knowledge base in the field of waterborne microorganism classification and detection. This agreement grants JMAR an exclusive license to all PST IP and transfers to JMAR all PST equipment, test data, and microorganism detection system prototypes. The PST microorganism detection systems were beta tested in 2002 and 2003: one was used to monitor water security at the Super Bowl; the other was operated at a Southern California water utility for 18 months.

Additionally, JMAR has entered into a License Agreement with the National Aeronautics and Space Administration (NASA) awarding JMAR an exclusive worldwide license to U.S. Patent No. 6,313,908 (“Apparatus and Method Using a Holographic Optical Element for Converting a Spectral Distribution to Image Points”), for applications related to the detection and identification of light-scattering media in liquids.

“JMAR is pleased to have collected an important body of IP from NASA and from PointSource Technologies. The operational experience and IP developed by PointSource adds significantly to JMAR’s body of knowledge as we continue testing our own beta models,” said Ronald A. Walrod, CEO of JMAR. “The aggregation of this IP will also further protect our competitive position as we move toward commercialization of the BioSentry product line. Additionally, the NASA and PointSource technology increases the BioSentry design options available to JMAR.”

JMAR is currently testing and evaluating BioSentry beta units and assembling the marketing, production, system installation, and customer support teams needed for product launch. The Company is also actively negotiating agreements for beta installations with customers in key markets including homeland security, water utilities, and beverage production.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging over a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries, while continuing to provide support for the U.S. Government’s Defense Microelectronics Activity (DMEA) semiconductor fabrication facility. JMAR is targeting the nanotech, bioscience and semiconductor industries with its Britelight laser; Compact X-ray Light Source; X-ray Microscope — for 3D visualization of single cells and polymers — and its X-ray Nano Probe, enabling interaction, analysis and modification at the nano-scale. JMAR also maintains strategic alliances for the development of BioSentry and READ — biological and chemical sensors for homeland security, environmental and utility infrastructure industries.

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including delays in completion of the BioSentry beta units and transition to production units, the risk that the acquisition of The LXT Group will not occur due to failure to achieve agreed upon development milestones or budgeted costs, the possibility of infringement of issued patents, the failure of the BioSentry technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the market, cost and margins, failure to obtain market acceptance, current or future government regulations affecting the use of BioSentry products, the lack of availability of critical components, the degree of protection from future patents, and other unforeseen issues involved in the development or acquisition of new products or technologies and other risks detailed in the Company’s 2003 Form 10-K filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.